Exhibit (d)(9)

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

between

SHIN NIPPON BIOMEDICAL LABORATORIES, LTD.,

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as the Rights Agent

Dated as of June 6, 2023

i

TABLE OF CONTENTS

(Continued)

ii

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of June 6, 2023 (this “Agreement”), is entered into between Shin Nippon Biomedical Laboratories, Ltd., a Japanese corporation (“Parent”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”).

RECITALS

A. Parent, Satsuma Pharmaceuticals, Inc., a Delaware corporation (“STSA”) and SNBL23 Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”) have entered into an Agreement and Plan of Merger dated as of April 16, 2023 (as amended from time to time, the “Merger Agreement”), pursuant to which Purchaser will merge with and into STSA, with STSA being the surviving corporation (the “Acquisition”).

B. Pursuant to the Merger Agreement, prior to the consummation of the Acquisition, Parent shall create and issue contractual contingent value rights relating to the CVR Program (as defined herein) to the record holders (the “Holders”) of (i) the outstanding shares of common stock, par value $0.0001 per share, of STSA (the “Shares”), other than Excluded Shares and Dissenting Shares (such Shares, to receive CVRs (as defined herein), “CVR Shares”), and (ii) Vested Company Options which have an exercise price per Share that is less than the Per Share Price (the “Vested Company Options”) as of a record date prior to the consummation of the Acquisition, as determined by the board of directors of STSA.

C. In accordance with the Merger Agreement, one CVR (as defined herein) shall be issued for each CVR Share and Vested Company Option.

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means CVR Holders of not less than fifty percent (50%) the outstanding CVRs.

“Aggregate Cumulative Net Proceeds” means the net amounts actually received by the Parent Group pursuant to a CVR Program Transaction after deducting, without duplication, (i) the Net Cash Adjustment, (ii) all actual cash costs and expenses (both internal and external) incurred by the Parent Group after April 30, 2023 for or allocable to the Development, Manufacture and Commercialization of STS101, and (iii) any royalties and other amounts paid or payable to Parent pursuant to that certain Licensing and Assignment Agreement effective as of June 30, 2016 (as amended as of the date hereof). For purposes of the foregoing, “Development, Manufacture and Commercialization” means any and all activities and processes for or associated with (A) obtaining, maintaining and expanding approvals for STS101, including preclinical testing, test method development and stability testing, toxicology, formulation, process development, quality assurance/control development, statistical analysis, clinical studies, quality of life assessments, pharmacoeconomics, post-marketing studies, label expansion studies, regulatory affairs, and further activities relating to development or preparation of STS101 for commercialization, (B) the manufacture, production or processing of STS101 including the active pharmaceutical ingredient, delivery device and other components therein, including activities performed in support of CMC (chemistry, manufacturing and controls), formulating active pharmaceutical ingredients into the final dosage form for incorporation into STS101 packaging, sterilization, physical and regulatory labeling and other finishing activities, quality control and assurance testing, in each case with respect to STS101, or (C) the promotion, sales, marketing, and distribution for sale of STS101 (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering STS101 to customers), sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), marketing, and sales (including receiving, accepting, and filling orders) and distribution for sale, and all activities directed to obtaining pricing and reimbursement approvals for STS101 any and all medical education activities, including medical support planning, health economics and outcomes, publications and pharmacovigilance for STS101; and, in each case (A), (B) and (C), together with all interactions with regulatory and other governmental authorities and other regulatory affairs in support of or related to any of the foregoing.

“Approval Date” means the date the FDA provides notice of approval of the STS101 NDA.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated by law or executive order to remain closed.

“CVR” means the rights of CVR Holders to receive CVR Payment Amounts pursuant to the Merger Agreement and this Agreement.

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register, who shall initially be the Holders.

“CVR Payment” means a payment in cash of any CVR Payment Amount hereunder.

“CVR Payment Amounts” (and each a “CVR Payment Amount”) means the aggregate amounts listed in Column B of Exhibit A to be paid to CVR Holders, which payment obligation is subject to and contingent upon the achievement of the Aggregate Cumulative Net Proceeds listed in Column A of Exhibit A, in each case, with respect to such achievement occurring prior to the CVR Program Outside Date (the date of each such achievement the “Threshold Achievement Date”).

“CVR Program” means the STS101 program controlled by STSA prior to the Closing Date, and the Parent Group after the Closing Date.

“CVR Program Outside Date” means the fifth anniversary of the first date when the Aggregate Cumulative Net Proceeds are equal to or greater than zero.

“CVR Program Transaction” means any transaction with a third party by the Parent Group for (a) the sale, license or other grant of rights with respect to CVR Program or any part thereof or (b) sale or disposition of all or substantially all of the business or assets of STSA (that exists immediately prior to the Closing) or (c) sale or disposition of all or substantially all of the equity of STSA or Purchaser.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Event of Default” means (i) default by Parent in the payment of the CVR Payment after a period of ten (10) Business Days after such CVR Payment shall become due and payable; (ii) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder, and continued default or breach for a period of ninety (90) days after written notice, or (iii) a court has entered a decree or order for relief in respect of Parent in an involuntary case under any applicable bankruptcy, insolvency or other similar Law, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days, or Parent has commenced a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect.

“FDA” means the U.S. Food and Drug Administration.

“Financial Expert” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Net Cash Adjustment” means two-million five-hundred thousand dollars ($2,500,000), plus the Net Cash Deficit, minus the Net Cash Surplus.

“Net Cash Amount” means the “Company Net Cash” as determined pursuant to the Merger Agreement.

“Net Cash Deficit” means the amount, if any, by which the Net Cash Target is greater than the Net Cash Amount.

“Net Cash Surplus” means the amount, if any, by which the Net Cash Amount is greater than the Net Cash Target.

“Net Cash Target” means $27,289,999.

“Parent Group” means any of Parent or any of its Affiliates (or any of their respective designees, successors or assignees, including any successor-in-interest or assignee with respect to rights under a CVR Program).

“Permitted Transfer” means: a transfer of CVRs (a) on death of the CVR Holder by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the CVR Holder upon the death of the trustee, (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner; (f) with the written consent of Parent; or (g) as provided in Section 2.7.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“STS101” means that proprietary drug-device combination candidate being developed for acute treatment of migraines by and on behalf of STSA prior to the Closing Date and comprising a formulation of dihydroergotamine mesylate (DHE) with a carrier together with a nasal delivery device.

“STS101 NDA” means that certain new drug application for STS101 filed with the FDA on March 17, 2023 (together with any supplements thereto).

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 Authority; Issuance of CVRs; Appointment of Rights Agent.

(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of Parent, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to Parent. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by the Parent or the consummation by Parent of the transactions contemplated hereby.

(b) One CVR will be issued with respect to each CVR Share and Vested Company Option in accordance with the terms of the Merger Agreement.

(c) Parent hereby appoints AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep an up-to-date register (the “CVR Register”) for the registration of the CVRs and Permitted Transfers of the CVRs as herein provided.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed by the registered CVR Holder or CVR Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer, which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Rights Agent, if appropriate. Upon receipt of such written request and materials, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor; provided that the Rights Agent shall not impose a service charge for any registration of a Permitted Transfer.

(d) A CVR Holder (or an authorized representative thereof) may make a request to the Rights Agent to change such CVR Holder’s address of record in the CVR Register. Upon receipt of such request, the Rights Agent shall promptly record the change of address in the CVR Register. The written request must be duly executed by the CVR Holder and conform to such other reasonable requirements as the Rights Agent may from time to time establish.

2.4 Payment Procedure.

(a) Within 60 days following the end of each Parent fiscal year in which each Threshold Achievement Date has occurred, Parent will deliver to the Rights Agent a certificate (each, a “Reporting Certificate”) certifying that the CVR Holders are entitled to receive the corresponding CVR Payment(s) and setting forth, in reasonable detail, Parent’s calculation of the CVR Payment Amount, together with reasonable supporting documentation for such calculation. Within 60 days following the end of each Parent fiscal year that begins prior to the CVR Program Outside Date in which a Threshold Achievement Date has not occurred, Parent will deliver to the Rights Agent a Reporting Certificate certifying that the CVR Holders are not entitled to receive any CVR Payment(s) and setting forth, in reasonable detail, Parent’s calculation of the Aggregate Cumulative Net Proceeds as of the end of such fiscal year, together with reasonable supporting documentation for such calculation.

(b) If (a) no CVR Program Transaction has been entered into prior to the date that is eighteen (18) months after the Approval Date, or (b) if the Aggregate Cumulative Net Proceeds fail to exceed twenty-five million dollars ($25,000,000) prior to the CVR Program Outside Date, then, within forty-five (45) days after the earlier to occur of (a) and (b), Parent will deliver to the Rights Agent a certificate (the “CVR Program Transaction Non-Achievement Certificate” and, together with the Reporting Certificate(s), the “Certificates”), stating that no CVR Payment Amount is due. The Rights Agent shall deliver each certificate to each Holder at its registered address within three (3) Business Days of its receipt thereof.

(c) The Acting Holders may object to any determination or calculation set forth in a Certificate by delivery of a written notice thereof to the Parent setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within forty-five (45) days following receipt of the applicable Certificate from Parent (the “Objection Period”). If the Acting Holders do not submit an Objection Notice during the Objection Period, Parent’s determination of the non-existence of a CVR Program Transaction, or the calculation of the CVR Payment Amount, as the case may be and as reflected in the applicable Certificate, shall be final and binding on all parties. If the Acting Holders timely deliver to Parent an Objection Notice, Parent and the Acting Holders shall attempt in good faith to resolve such matters within thirty (30) days after receipt of the same by Parent, and if unable to do so, Parent and the Acting Holders (on behalf of the CVR Holders) shall jointly engage the Financial Expert, whose appointment shall be final, conclusive, and binding on the parties and the CVR Holders. The Financial Expert will, under the terms of its engagement, be appointed to serve as an expert and not an arbitrator, be required to render its written decision with respect to such disputed items and amounts within thirty (30) Business Days from the date of such appointment. The Financial Expert shall deliver to the parties a written report setting forth its adjustments, if any, to the CVR Payment Amount based on the Financial Expert’s determination, solely with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Objection Notice, the Financial Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in the Reporting Certificate or the Objection Notice with respect to such item, as the case may be. The Financial Expert shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. The Financial Expert’s report shall be final, conclusive, and binding on the parties and the CVR Holders, shall not be subject to further review by any court, and no party or CVR Holder nor any of their respective Affiliates or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Financial Expert. The fees and expenses of the Financial Expert shall be allocated between Parent and the CVR Holders (by deduction from the current or of future CVR Payment Amounts) in the same proportion that the disputed amount to the CVR Payment Amount that was unsuccessfully disputed by (as finally determined by the Financial Expert) bears to the total disputed amount of the CVR Payment Amount. The date on which a CVR Payment Amount becomes final and binding on the parties is referred to herein as a “Payment Determination Date.”

(d) Parent shall, within thirty (30) days following (i) the date of the applicable Certificate, or (ii) if an Objection Notice is issued pursuant to Section 2.4(c), following the corresponding Payment Determination Date (as applicable, a “CVR Payment Date”), pay the aggregate CVR Payment Amount for any non-Employee CVR Holders through the Rights Agent (for the account of the non-Employee CVR Holders), by wire transfer of immediately available funds to such account as may be designated by the Rights Agent. The Rights Agent will distribute the CVR Payment Amount to the non-Employee CVR Holders (each non-Employee CVR Holder being entitled to receive its pro rata share of such CVR Payment Amount, as applicable, based on the number of CVRs held by such non-Employee CVR Holder as reflected on the CVR Register on the date of the Reporting Certificate or the date of final determination pursuant to this Agreement, as applicable) (i) by check mailed to the address of each such respective non-Employee CVR Holder as reflected in the CVR Register as of the close of business on the last Business Day before such CVR Payment Date, or, (ii) with respect to any non-Employee CVR Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account.

(e) Following a CVR Payment Date, subject to Section 7.16, Parent shall pay the CVR Payment Amount to the CVR Holders who are employees or former employees of STSA (an “Employee CVR Holder”) through payroll, less applicable withholdings and deductions, each Employee CVR Holder being entitled to receive its pro rata share of such CVR Payment Amount, as applicable, based on the number of CVRs held by such Employee CVR Holder on the applicable Payment Determination Date.

(f) If Parent issues a CVR Program Transaction Non-Achievement Certificate pursuant to Section 2.4(b) and no Objection Notice has been timely delivered to Parent in response to such CVR Program Transaction Non-Achievement Certificate within the Objection Period, then the CVR Holders will have no right to receive a CVR Payment, and Parent and the Rights Agent will have no further obligations with respect to any CVR Payment.

(g) Parent will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and in the possession of Parent and relating to the CVRs, any CVR Program Transaction or any CVR Payment(s) that the Rights Agent may reasonably request on behalf of the Holders in order to perform under this Agreement.

(h) Parent acknowledges that the bank accounts maintained by the Rights Agent in connection with the services provided under this Agreement will be in the Rights Agent’s name and that the Rights Agent may receive investment earnings in connection with the investment at the Rights Agent’s risk and for its benefit.

(i) Notwithstanding any other provisions of this Agreement, any portion of the CVR Payment paid by Parent to the Rights Agent that remains unclaimed as of the first anniversary of the expiration of this Agreement pursuant to Section 7.12 shall, to the extent permitted by law, be delivered to Parent or its designee. The Holders shall thereafter look only to Parent for delivery of any owed CVR Payments.

(j) Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any CVR Holder for any payments delivered to a public official pursuant to any abandoned property, escheat law or other similar Law. Any amounts remaining unclaimed by such CVR Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall be delivered to Parent or its designee. The Holders shall thereafter look only to Parent for delivery of any owed CVR Payments.

2.5 Audit and Information Rights.

(a) Prior to the expiration of this Agreement, and in addition to and without limiting any rights of the Holders pursuant to Section 2.4, Parent shall prepare and deliver to the Rights Agent, simultaneously with its delivery of each Certificate, a written report, in such form as Parent shall reasonably determine, summarizing the performance of, and significant activity related to, the CVR Program Transactions (including status updates on negotiations related to potential CVR Program Transactions not yet executed and the conduct of any development activities pertaining to the CVR Program following the Closing Date) and any Aggregate Cumulative Net Proceeds paid or payable (including expectations around upcoming payments and the timing thereof).

(b) In connection with any Objection Notice, Parent shall provide the Financial Expert with reasonable access during normal business hours and upon reasonable advance request to the books and records of Parent Group to the extent necessary to verify (i) whether a CVR Program Transaction occurred prior to the date that is eighteen (18) months after the Approval Date or (ii) Parent’s calculation of a CVR Payment Amount. Further, subject to not less than five (5) Business Days advance written notice from the Acting Holders, Parent shall permit the Financial Expert, acting as agent of the Acting Holders, to have access during normal business hours to the books and records of the Parent Group as may be reasonably necessary to audit the calculation of any CVR Payment Amount or the calculation of the amount of Aggregate Cumulative Net Proceeds.

(c) Prior to the expiration of this Agreement, upon not less than twenty (20) Business Days’ written request by the Acting Holders, but in no event more than once per year, Parent shall meet at reasonable times during normal business hours with the Acting Holders to discuss the content of any Reporting Certificate. Parent agrees to maintain (and shall cause all other Persons included in Parent Group to maintain) true, complete and accurate books and records in sufficient detail to enable the Holders and the Financial Expert to determine the CVR Payment Amounts and the amount of Aggregate Cumulative Net Proceeds.

2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any CVR Holder, except as specifically provided herein.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Acquisition. The rights of the CVR Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and such CVR Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

2.7 Ability to Abandon the CVR. A CVR Holder may at any time at its option abandon all of its remaining rights in a CVR by transferring the CVR to Parent or any of its successors or assigns without consideration therefor, and Parent shall promptly notify the Rights Agent in writing of such transfer. Nothing in this Section 2.7 is intended to prohibit Parent or any of its Affiliates from offering to acquire CVRs for consideration in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding.

2.8 Withholding. Each of Parent Group, the Rights Agent, and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts otherwise payable pursuant to this Agreement such amounts as it determines are required by applicable Law to be deducted and withheld. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith, gross negligence or fraud. If an Event of Default has occurred (which has not been cured or waived), the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a Legal Proceeding; provided that the Rights Agent shall provide reasonably concurrent notice of such commencement. For the avoidance of doubt, any legal proceeding commenced in accordance with this Section 3.1 shall be subject to the provisions of Section 7.8.

3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence, willful or intentional misconduct or fraud on its part, rely upon a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon after good faith consultation with Parent;

(d) in the absence of a duty specifically set forth in this Agreement, the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, willful or intentional misconduct or fraud; and

(h) Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable and documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes in respect of fees of the Rights Agent or measured by reference to the Rights Agent’s net or gross income or any similar measure). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3 Appointment of Successor. The Rights Agent may resign at any time by giving written notice thereof to Parent and the CVR Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified. Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(a) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any CVR Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.

(b) Parent shall give notice of each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(c) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent hereunder; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent hereunder.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from Parent’s transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within thirty (30) Business Days of the Closing Date.

4.2 Payment of CVR Payments. Parent shall duly and promptly deposit with the Rights Agent for payment to each CVR Holder the CVR Payment, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Direction and Control of Business. Subject to Section 4.4, Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development, commercialization and other exploitation of the CVR Program in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, the CVR Program. Notwithstanding the foregoing or anything to the contrary herein, (a) nothing in this Agreement shall be construed as requiring Parent or any of its Affiliates to seek regulatory approval of the CVR Program or commence any sales of the CVR Program in any jurisdiction and any determination by Parent or any of its Affiliates with respect to the foregoing shall be made in Parent’s or its Affiliates’ sole and absolute discretion; and (b) the Rights Agent acknowledges and agrees, on behalf of itself and each Holder, that CVR Program Transactions and CVR Payments may not be achieved prior to the date that is eighteen (18) months after the Approval Date or CVR Program Outside Date, respectively, without any breach of this Agreement by Parent or any of its Affiliates.

4.4 Covenants to Comply.

(a) Parent shall cause its Affiliates and, to the extent applicable, other Persons included in Parent Group to comply with the terms of this Agreement and shall be responsible to any breaches of this Agreement which are caused by any such Person included in Parent Group.

(b) Prior to the expiration of this Agreement in accordance with its terms, Parent and its Affiliates shall not (i) dispose of and/or commercialize or monetize the CVR Program in any manner except pursuant to a CVR Program Transaction, or (ii) take an action with the intention of negatively impacting the CVR Program or a CVR Program Transaction; provided that nothing herein shall prevent Parent or its Affiliates from terminating the CVR Program in whole or in part, following a good faith determination by the Parent Board that it is no longer reasonable to continue the CVR Program.

SECTION 5 AMENDMENTS

5.1 Amendments without Consent of CVR Holders.

(a) Subject to Section 5.3, whether with or without the consent of any CVR Holders, the Rights Agent and Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection or benefit of the CVR Holders; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such provisions shall not adversely affect the interests of the CVR Holders; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.1(a), Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth (i) in general terms the substance of such amendment and (ii) the text of such amendment.

5.2 Amendments with Consent of CVR Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the CVR Holders), with the written consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the CVR Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.2(a), Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth in (i) general terms the substance of such amendment and (ii) the text of such amendment.

5.3 Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this SECTION 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this SECTION 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every CVR Holder shall be bound thereby.

SECTION 6 REMEDIES IN THE EVENT OF BREACH

6.1 Action by Rights Agent. If an Event of Default occurs and is continuing or uncured, then the Rights Agent, or either party upon the written request of the Acting Holders, may bring legal action to protect the rights of the CVR Holders, including action for payment of amounts due, for damages or for injunctive relief. In any such action, the Rights Agent shall be deemed to represent all CVR Holders. Amounts collected by the Rights Agent in any such suit shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Rights Agent and the balance shall be distributed to the CVR Holders.

6.2 Limitations on Suits by CVR Holders. Subject to the rights of the CVR Holders under Section 6.3, no CVR Holder shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or similar official, for any other remedy hereunder, provided that Acting Holders shall have the right to institute an action to enforce this Agreement if (i) such Acting Holders shall have given the Rights Agent written notice of an Event of Default that is continuing or uncured, made written request upon the Rights Agent to institute such action in its own name as Rights Agent, offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in such action, (ii) the Rights Agent for thirty (30) days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action, and (iii) no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.5. No CVR Holder shall have the right to prejudice the rights of other CVR Holders or to obtain or seek priority over any other CVR Holder or to enforce any right under this Agreement except for the ratable and common benefit of all CVR Holders.

6.3 Unconditional Right of CVR Holders to Institute Certain Suits. Notwithstanding any other provision in this Agreement, the right of any CVR Holder to receive or enforce payment of the amounts payable in respect of the CVR Holder’s CVRs shall not be impaired without the consent of such CVR Holder.

6.4 Control by CVR Holders. The Acting Holders shall have the right to direct the conduct of any action for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent, in good faith by its board of directors, the executive committee, or a committee of directors or responsible officers of the Rights Agent, shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall determine that the actions or forbearances specified in directions would unduly prejudice the interests of CVR Holders not joining in the giving of such directions.

6.5 Rights Agent to Give Notice of Default. The Rights Agent shall give CVR Holders notice by mail of defaults which have occurred and are continuing or uncured for more than ninety (90) days.

SECTION 7 MISCELLANEOUS PROVISIONS

7.1 Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

7.2 Notices to Rights Agent or Parent. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail (if no automated notice of delivery failure is received by the sender) if sent prior to 8:00 p.m. Pacific Time on a Business Day, and on the next Business Day if sent after 8:00 p.m. on a Business Day or on a day other than a

Business Day, (b) when delivered, if delivered personally to the intended recipient, or (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

Shin Nippon Biomedical Laboratories, Ltd.

2438 Miyanoura-cho, Kagoshima-shi, Kagoshima

891-1394, Japan

Attention: Shinji Nitanda

Email: nitanda.shinji@snbl.com

with copies (that shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Robert Ishii

Email: rishi@wsgr.com

Wilson Sonsini Goodrich & Rosati P.C.

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Ian B. Edvalson

Email: iedvalson@wsgr.com

if to the Rights Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Relationship Management

7.3 Notice to CVR Holders. Notices, requests, instructions or other documents to be given under this Agreement to CVR Holders shall be in writing and shall be deemed given (unless otherwise herein expressly provided) when mailed, first-class postage prepaid, to each CVR Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to CVR Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular CVR Holder shall affect the sufficiency of such notice with respect to other CVR Holders.

7.4 Successors and Assigns; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns.

7.5 Parent Successors and Assigns. Parent may assign or otherwise transfer any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person, (i) to one or more direct or indirect wholly-owned subsidiaries of Parent or (ii) to any purchaser, licensee or sublicensee of all or substantially all of the rights controlled by Parent (or the applicable Person included in Parent Group) to the CVR Program that is a company in the pharmaceutical industry or (b) otherwise with the prior written consent of the Acting Holders, to any other Person (each, an “Assignee”); provided that the Assignee agrees in a writing delivered to Rights Agent that Assignee shall assume and be bound by all of the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Parent (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder. Subject to compliance with the requirements set forth in this Section 7.5 relating to assignments or other transfers, this Agreement shall not restrict Parent Group’s ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s and its Affiliate’s respective successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume the due and punctual payment of the CVR Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed (or to be observed) by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment, transfer or delegation of this Agreement or any such rights in violation of this Section 7.5 shall be void and of no effect.

7.6 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the CVR Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the CVR Holders and their permitted successors and assigns. The rights of CVR Holders and their permitted successors and assigns hereunder are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any CVR Holder or CVR Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

7.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.8 Exclusive Jurisdiction. The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, including the CVRs, shall be brought and determined exclusively in the Delaware Court of Chancery or, if the Court of Chancery lacks jurisdiction over such dispute, then the state or federal courts of applicable jurisdiction located in Wilmington, Delaware. The parties hereto hereby (i) irrevocably submit to the exclusive personal jurisdiction of such courts for the purpose of any action arising out of or relating to this Agreement, including the CVRs, brought by any party hereto, (ii) agree that all claims in respect of such action or proceeding shall be heard and determined exclusively in such courts, and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the CVRs may not be enforced in or by any of the above-named courts.

7.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.10 Legal Holidays. In the event that any CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

7.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.12 Expiration. This Agreement shall expire ab initio and be of no further force or effect, the parties hereto shall have no liability hereunder, and no further payments shall be required to be made, upon the earlier to occur of (a) the expiration of the Objection Period associated with the CVR Program Transaction Non-Achievement Certificate, if a CVR Program Transaction Non-Achievement Notice is issued in accordance with Section 2.4(b) and no Objection Notice with respect thereto is issued during the applicable Objection Period in accordance with Section 2.4(c), (b) the final termination of the last agreement by which any Aggregate Cumulative Net Proceeds may be payable to Parent related to a CVR Program Transaction, (c) the Approval Date does not occur on or before the date that is eighteen (18) months after this Agreement and (d) the tenth anniversary of the date of this Agreement. The expiration of this Agreement shall not affect or limit the right (i) to receive any and all CVR Payments under Section 2.4 to the extent earned prior to expiration of this Agreement, or (ii) to inspect or receive payment set forth in SECTION 6, and such provisions shall survive the expiration of this Agreement.

7.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.14 Confidentiality.

(a) “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its Affiliates, agents or representatives before or during the term of this Agreement. Confidential Information shall not include any information that is: (a) already known to the other party or its Affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by the written records of such party. This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by Parent.

(b) All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 7.14.

(c) In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d) As may be required by law and without limiting any party’s rights in respect of a breach of this Section 7.14, each party will promptly:

(i) notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii) furnish to the other party full details of the unauthorized possession, use or disclosure; and

(iii) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

7.15 Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably require to effectively carry out or perform the provisions of this Agreement.

7.16 Section 409A. Cash payments under this Agreement are intended to be exempt from Code Section 409A as short-term deferrals and are not intended to constitute “deferred compensation” within the meaning of Code Section 409A. This Agreement shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on Employee CVR Holders pursuant to Code Section 409A. Without limitation of the foregoing, unless otherwise permitted in compliance with or under an exemption from Code Section 409A, no CVR Payment Amount otherwise due to an Employee CVR Holder with respect to a CVR awarded in exchange for the cancellation of a Vested Company Option will be paid following the later of (i) the fifth anniversary of the Closing Date, and (ii) the latest time that payment of such CVR Payment Amount would not result in a Tax on the Employee CVR Holder under Code Section 409A. Any CVR Payment Amount that is not paid by reason of the preceding sentence will be reallocated to all CVR Holders in accordance with their pro rata allocations of CVR Payment Amounts (excluding the number of CVRs held by each Employee CVR Holder for which such payment would result in a Tax on such Employee CVR Holder under Code Section 409A). Each payment made under this Agreement shall be deemed a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. None of Parent, Purchaser or any of their Affiliates shall have liability to any Employee CVR Holders, any such Employee CVR Holder’s spouse or otherwise if this Agreement or any amounts paid or payable hereunder become subject to the additional tax and penalties under Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SHIN NIPPON BIOMEDICAL LABORATORIES, LTD.

By:	/s/ Ryoichi Nagata
Name:	Ryoichi Nagata
Title:	Chairman & CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President, Corporate Actions Relationship Management & Operations

[Signature Page to CVR Agreement]

EXHIBIT A

Column A	Column B	Column C
Aggregate Cumulative Net Proceeds	CVR Payment Amount	CVR Payment Amount Per CVR Share
	Incremental	Incremental
$25 million	$5 million	$0.15
$50 million	$7.5 million	$0.22
$100 million	$15 million	$0.45
$200 million	$30 million	$0.90
$300 million	$40 million	$1.20
$400 million	$45 million	$1.35
$500 million	$50 million	$1.50

FEE SCHEDULE

RIGHTS AGENT SERVICES

Acceptance Fee	Waived
Monthly Administration Fee (per CVR issue)	$500.00
One -Time Fee for Issuance of CVRs to Vested Option Holders*	$6,500.00
*up to 250 employees
(service does not include state/fed tax remittance or W-2 reporting)
Milestone Payment Fee (per event):	$2,500.00

American Stock Transfer & Trust Company, LLC (“Rights Agent”) and Shin Nippon Biomedical Laboratories, Ltd. (the “Company”) have entered into this Contingent Value Rights Agreement dated June 6, 2023 (the “Agreement”). The Rights Agent will provide the services detailed in the Agreement until expiration or termination. This fee schedule is being delivered pursuant to Section 3.2(h) of the Agreement.

OUT-OF-POCKET EXPENSES

Note that all customary out-of-pocket expenses will be billed in addition to the fees listed above.

These charges include, but are not limited to: printing and stationery, freight and materials delivery, postage and handling.

The fees quoted in this schedule apply to record keeping services provided by the Rights Agent and are subject to reasonable adjustment based on final review of documents. Should there be a corporate action on the contingent value rights, additional fees may apply.